Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Extreme Networks
Investor Relations	Public Relations
408/579-3030	408/579-3483
investor_relations@extremenetworks.com	gcross@extremenetworks.com

EXTREME NETWORKS ANNOUNCES EXECUTIVE CHANGE

SANTA CLARA, Calif., July 5, 2006 – Extreme Networks, Inc. (Nasdaq: EXTR) today announced that William R. Slakey will be leaving his post as Senior Vice President and Chief Financial Officer following the conclusion of the Company’s fiscal year. Mr. Slakey will be with Extreme Networks through August 4, 2006, and he will serve as a consultant to the company for three months following that to ensure an orderly transition of responsibilities. Mr. Slakey plans on taking a personal sabbatical to spend time with his family, and then to pursue new opportunities.

Michael Palu, Extreme Networks’ Vice President & Corporate Controller, will be acting CFO as of August 5, 2006. Mr. Palu has been with Extreme Networks for two years and has led the Company’s efforts in Sarbanes-Oxley compliance and all audit activities. Mr. Palu has 23 years of experience working for leading companies within their finance organizations. In his new role, Mr. Palu will report to Gordon Stitt, Extreme Networks’ President and CEO. The Company will conduct an external search for a successor.

“Bill Slakey has played an important role in improving our profitability, strengthening our balance sheet, launching our first share repurchase program, and funding development of our new ExtremeXOS-based products,” said Gordon Stitt. “All of us at Extreme want to thank Bill for his contributions and to wish him the best in his future endeavors.”

Extreme Networks

Extreme Networks is a leader in open converged networks. Its innovative network architecture provides Enterprises and Metro Service Providers with the resiliency, adaptability and simplicity required for a true converged network that supports voice, video and data, over a wired and wireless infrastructure, while delivering high-performance and advanced security features. For more information, please visit www.extremenetworks.com

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Extreme Networks is a registered trademark of Extreme Networks, Inc. within the United States and/or other countries.